UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 9, 2010

FOSTER WHEELER AG
(Exact Name of Registrant as Specified in Its Charter)

Switzerland
(State or Other Jurisdiction of Incorporation)

001-31305	98-0607469
(Commission File Number)	(IRS Employer Identification No.)

80 Rue de Lausanne, CH-1202, Geneva, Switzerland	1202
(Address of Principal Executive Offices)	(Zip Code)

41 22 741 8000
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On November 9, 2010, Robert C. Flexon, the former Chief Executive Officer of Foster Wheeler AG (the “Company”), resigned as a Director of the Company effective immediately.  Mr. Flexon’s resignation was not as a result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Item 8.01.  Other Events.

Extraordinary General Meeting of Shareholders

On February 24, 2011 at 1:00 p.m., Central European Time, the Company will hold an Extraordinary General Meeting of Shareholders (the “EGM”) at its offices at Lindenstrasse 10, 6340 Baar, Switzerland.  At the EGM, the Company’s shareholders will vote on proposals of the Board of Directors (the “Board”) of the Company to (i) elect Umberto della Sala, the Company’s Chief Executive Officer, as a Director for a term expiring at the Company’s Annual General Meeting to be held in 2012, (ii) approve the cancellation of all shares repurchased by the Company under its share repurchase program prior to the mailing of the proxy statement for the EGM; and (iii) approve the Company’s recently announced $335 million increase to its share repurchase program (the “Share Repurchase Program Increase”).  Under Swiss law, prior to approval of the Share Repurchase Program Increase by the Company’s shareholders, the Company may only repurchase for cancellation under the Share Repurchase Program Increase an amount of shares equal to 10% of the Company’s share capital, or approximately 12.7 million shares.  Upon approval of the Share Repurchase Program Increase by the Company’s shareholders, shares repurchased under the Share Repurchase Program will not be subject to the 10% of share capital limitation and the Company may repurchase shares for cancellation up to the full amount of the Share Repurchase Program Increase.

In addition to the Share Repurchase Program Increase, the Company currently has approximately $165 million remaining capacity under the original authorization of its share repurchase program, which amount is not subject to the 10% of share capital limitation.

 SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOSTER WHEELER AG

DATE: November 12, 2010	By:	/s/ Eric M. Sherbet
Name: Eric M. Sherbet Title: Corporate Secretary